EMPLOYMENT AGREEMENT

      This Agreement dated as of October 13, 1998 is between Colonial Gas Company (the "Company"), a Massachusetts corporation, its subsidiary, Transgas Inc. ("Transgas") and Victor W. Baur (the "Executive"). It restates and amends the Employment Agreement dated December 31, 1997 between the Company,
Transgas and the Executive.

      The Company believes that it is desirable, in order to induce the Executive to remain in the employ of Transgas, where he presently serves as President, and to place him in a position to act in the best interests of the Company and its stockholders in the event of a proposal for the transfer of control of the Company, to provide certain severance benefits to the Executive if his employment with Transgas terminates under the circumstances described below. Accordingly, the parties hereto agree as follows:

      1.   Employment Rights.

           (a) Except as otherwise provided in paragraph l(b), the Executive's employment may be terminated at any time by the Company, Transgas or the Executive, subject to the Company's providing the benefits hereinafter specified.

           (b) In the event a tender or exchange offer is made by any person or group of persons within the meaning of Section 14(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), other than the Company or any employee benefit plan sponsored by the Company, for 30% or more of the shares of stock of the Company entitled to vote for the election of directors, the Executive agrees that he will not leave the employ of Transgas (other than as a result of disability, retirement or death) until such offer has been terminated or a change in control of the Company (as hereinafter defined) has occurred.

      2. Termination Prior to Change in Control. If the Executive's employment with Transgas is terminated for any reason prior to the occurrence of a change in control of the Company, he shall be entitled to receive such benefits, and only such benefits, to which he is entitled without regard to this Agreement. If a change in control shall occur within one year after the termination of the Executive's employment by Transgas, such termination shall be treated as a termination after a change in control under paragraph 3 hereof unless the Company shall sustain the burden of proving that the termination was not in contemplation of the change in control.

      3. Termination After a Change in Control. If the Executive's employment with Transgas is terminated within 36 months after the occurrence of a change in control of the Company, he shall be entitled to receive the benefits set forth below. For purposes of this Agreement, a "change in control" of the Company shall mean (i) the acquisition directly or indirectly by any person of beneficial ownership of shares of stock of the Company resulting in such person becoming the beneficial owner of 20% or more of the shares of stock of the Company entitled to vote for the election of directors, (ii) the occurrence of a change during any 24 consecutive months in the composition of the Board of Directors so that the Continuing Directors (as hereinafter defined) cease for

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any reason to constitute a majority of the Company's Board of Directors or (iii)
a change in control of a nature that would be required to be reported in response to Item 1 (a) of the Current Report on Form 8-K, as in effect on the date hereof, pursuant to section 13 or 15(d) of the Exchange Act. "Continuing Directors" shall mean the individuals who were directors at the beginning of the 24-month period or who were designated Continuing Directors by a majority of the then Continuing Directors. A person shall be deemed to have "beneficial ownership" of stock if such person or any "affiliate" or "associate" of such person (as those terms are defined in Rule 12b-2 under the Exchange Act), directly or indirectly, controls the voting of such stock or has any options, warrants, conversion or other rights to acquire such stock.

           (a) Cause. Upon termination of the Executive's employment by Transgas for cause, the Executive shall be entitled to his salary through the period ending with the date of such termination and any accrued benefits, and any and all other rights of the Executive under this Agreement shall terminate upon the date of termination. "Cause" shall mean and be limited to (i) deliberate dishonesty by the Executive in connection with his employment, (ii) willful and prolonged absence from work (other than as a result of illness or incapacity) in circumstances that constitute a substantial abdication of the Executive's responsibilities to Transgas after written notice thereof has been given by the Company or Transgas to the Executive or (iii) the Executive's conviction of a felony.

           (b) Death, Disability, or Retirement. If the Executive's employment is terminated by reason of death, permanent disability or retirement, the Executive shall be entitled to such benefits as may be provided to him pursuant to the Company's or Transgas' employee benefit plans, including any supplemental arrangements maintained for his benefit which are set forth in writing and (1) are described in the attached Exhibit A or (2) are adopted after the date of this Agreement. Any and all other rights of the Executive under this Agreement shall terminate upon the occurrence of a termination of his employment under this subparagraph and the provisions of subparagraph (c) shall not be applicable. For purposes of this paragraph, "permanent disability" shall be deemed to exist when, in the good faith judgment of the Board of Directors of Transgas, the Executive is unable to perform his duties for Transgas due to illness or incapacity and such disability has continued for a period of not less than six months, unless he shall have returned to the full time performance of his duties within 30 days after written notice of the Board's determination has been given to him. For purposes of this paragraph, "retirement" shall mean termination by the Executive on or after his normal retirement date as set forth in the Company's or Transgas' pension plan now in effect (or any successor or substitute plan or plans of the Company or Transgas put into effect prior to a change in control) or voluntary early retirement by the Executive in accordance with such plan prior to his normal retirement date. Written notice of termination of employment based on retirement shall be given at least 60 days in advance.

           (c) Good Reason. If the Executive's employment is terminated (1) by the Executive for Good Reason (as hereinafter defined) or (2) by the Company or Transgas without cause, in lieu of further salary for subsequent periods the Executive shall be entitled to the following benefits:

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                (i) The Company shall  forthwith pay the Executive,  in addition to his salary and accrued benefits through the date of termination, severance pay in an amount equal to 2.99 times the sum of (A) the higher of (x) his annual salary in effect immediately prior to the change in control or (y) his annual salary in effect immediately prior to the termination and (B) the higher of (x) the average of the last two annual bonuses (annualized in the case of any bonus paid with respect to a partial year) paid to him preceding the change in control or preceding the date of termination, which ever is greater, and (y) the most recent annual bonus (annualized in the case of any bonus paid with respect to a partial year) paid to him preceding the change in control or preceding the date of termination, whichever is greater.

                (ii) The Company shall maintain in full force and effect, for the continued benefit of the Executive and his dependents for a period ending on the earlier of the commencement date of equivalent benefits from a new employer or his normal retirement date (after which the terms of the applicable pension plan shall govern), the health insurance, dental insurance and group term life insurance plans in which the Executive was entitled to participate immediately prior to the termination of his employment or reasonably equivalent benefits, provided that the Executive continues to pay an amount equal to the employee's share of contributions in effect prior to the change in control.

                (iii)If the Executive is age 55 or older on the date of termination of his employment, the Executive will continue to receive, until his normal retirement date, service credit under the Company's or Transgas' pension plans and any supplemental arrangements maintained for his benefit in effect immediately prior to the termination of his employment, and the benefit levels thereunder shall be calculated as though the Executive had received an annual increase in compensation until his normal retirement date in an amount equal to the average annual compensation increase of all salaried personnel of the Company included in such plans. To the extent that payment of any amounts resulting from the foregoing may not be made from such plans, the Company will pay such amounts to the Executive as supplemental benefits.

                (iv) At the request of the Executive, the Company shall pay the costs of an out-placement service used by the Executive as a result of the termination of his employment, provided such service is approved by the Company, which approval will not unreasonably be withheld.

                (v) Except as specifically set forth above, the amount of any payment or benefit under this paragraph 3(c) shall not be reduced, offset or subject to recovery by the Company or Transgas by reason of any compensation earned by the Executive as the result of employment by another employer after the termination of his employment with the Company or Transgas or otherwise.

      For purposes of this paragraph 3(c), "Good Reason" shall mean that the Executive has determined in good faith that (1) the Company or Transgas has

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failed to assign to him on a consistent  basis executive  duties  performable at the location at which he worked before the change in control (which shall include any location in Massachusetts within 25 miles of such location or within 50 miles of the Company's executive offices immediately prior to the change in control) which are commensurate with the level of executive duties performed by him immediately prior to such change in control, (2) he is prevented by the Company or Transgas from continuing to fulfill his responsibilities at a level commensurate with that prior to the change in control, (3) his salary in effect immediately prior to the change in control is reduced by the Company or Transgas, (4) the Company or Transgas has failed to continue in effect any health, welfare, retirement, vacation and other fringe benefit plans of the Company or Transgas in which the Executive participated at the time of the change in control (or plans providing substantially equivalent benefits) other than as a result of the normal expiration of any such plan in accordance with its terms as in effect at the time of the change in control, or the Company or Transgas shall have taken or failed to take any action which would adversely affect the Executive's continued participation in or the benefits receivable by the Executives under any such plan as in effect at the time of the change in control, or (5) the Company shall have failed to obtain, at the Executive's request, an assent to the Company's performance of its obligations under this Agreement from any person that succeeds to or has the practical ability to
control  (either  immediately  or  with  the  passage  of  time),   directly  or
indirectly, the Company's business, including the business of Transgas.

           (d) Automobile. Upon termination of the Executive's employment for any reason, he shall have the right to purchase the automobile supplied to him by Transgas immediately prior to the change in control, or any automobile substituted therefore with his approval, at its depreciated cost as shown on the books of Transgas.

      4.   Taxes.

           (a) Withholding. All payments to be made to the Executive under this Agreement will be subject to any required withholding of federal, state and local income and employment taxes.

           (b) Payment Limitation. Notwithstanding anything in this Agreement to the contrary, if the Company determines, based on the opinion of its independent accountants serving as such immediately prior to the change in control (the "Accounting Firm"), that any of the payments provided for in this Agreement, together with any other payments that must be included in such determination, would constitute an "Excess Parachute Payment" (as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), and proposed and final regulations thereunder), the payments pursuant to this Agreement shall be reduced to the maximum amount that would permit a determination that the Executive has not received an Excess Parachute Payment (the "Maximum Amount") unless the after-tax amount payable to the Executive hereunder without regard to the foregoing limitation ("Uncapped After-Tax Amount," as defined below) exceeds the after-tax amount payable to the Executive with regard to such limitation ("Capped After-Tax Amount," as defined below) by 10% or more. Any such determination or reduction in amounts payable pursuant to this Agreement shall be made in accordance with the follow provisions:

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                (i) For purposes of determining  whether the amounts  payable to the Executive pursuant to this Agreement shall be reduced to the Maximum Amount, the following terms shall have the meanings indicated:

                     (x) The "Uncapped After-Tax Amount" shall be equal to the sum of the amounts payable pursuant this Agreement (without regard to this paragraph 4(b)) and pursuant to all benefit and compensation plans and arrangements that must be included in determining whether an Excess Parachute Payment has been made, less the Income Tax Amount on such sum and the 20% excise tax under Section 4999 of the Code that would be due on all Excess Parachute Payments.

                     (y) The "Capped After-Tax Amount" shall be equal to the sum of the Maximum Amount and all amounts payable pursuant to all benefit and compensation plans and arrangements that must be included in determining whether an Excess Parachute Payment has been made, less the Income Tax Amount on such sum.

                     (z) The "Income Tax Amount" shall be equal to the amount of federal, state and local income taxes and the Executive's share of Federal Insurance Contributions Act taxes that would be due on an amount (after taking into account the deductibility of state and local income taxes for federal income tax purposes) if the highest marginal federal, state and local income tax rate in effect at the time of the change in control were imposed on the value of the payments assuming that the amounts payable pursuant to this Agreement and all benefit and compensation plans and arrangements shall be treated as paid in full on the date of the change in control.

                (ii) If the Accounting Firm determines that payments pursuant to this Agreement should be reduced to the Maximum Amount, the Company shall promptly give the Executive notice to that effect and a copy of the detailed calculation thereof, and the Executive may then elect, in his sole discretion, which and how much of the payments shall be eliminated or reduced (as long as after such election the present value of the aggregate payments equals the Maximum Amount), and shall advise the Company in writing of his election within 10 days of his receipt of notice. If no such election is made by the Executive within such period, the Company may elect which and how much of the payments shall be eliminated or reduced (as long as after such election the present value of the aggregate payments equals the Maximum Amount) and shall notify the Executive promptly of such election. All determinations made by the Accounting Firm under this paragraph 4 shall be based upon Sections 280G and 4999 of the Code and on proposed or final regulations for applying those Code sections, or on substantial authority within the meaning of Section 6662 of the Code, shall be binding upon the Company and the Executive and shall be made within 60 days of a termination of employment of the Executive. As promptly as practicable following such determination, the Company shall

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      pay to or distribute for the benefit of the Executive such payments as are then due to the Executive under this Agreement and shall promptly pay to or distribute for the benefit of the Executive in the future such payments as become due to the Executive under this Agreement.

                (iii)As a result of possible  uncertainty in the  application of
      Section 280G of the Code at the time of the determinations by the Accounting Firm hereunder, amounts may have been paid that should not have been paid ("Overpayment") or additional amounts may not have been paid that could have been paid ("Underpayment"), in each case, consistent with the calculations required to be made hereunder. In the event that the Internal Revenue Service asserts a deficiency against the Executive or the Company in such a case and the Accounting Firm determines that an Overpayment has been made, any such Overpayment shall be treated for all purposes as a loan to the Executive from the date such Overpayment was made in an amount equal to the value of such Overpayment, which loan the Executive shall repay to the Company together with interest at the applicable federal rate under Section 7872(f)(2)(B) of the Code within 60 days after receipt by the Executive of written notice of such determination by the Accounting Firm, including the amount of the loan and interest calculation; provided, however, that no such loan shall be deemed to have been made and no amount shall be payable by the Executive to the Company if and to the extent such deemed loan and repayment with interest would not eliminate the excise tax under Section 4999 of the Code, or the disallowance of the deduction under Section 280G(a) of the Code, for the amounts previously paid to the Executive. In the event that the Accounting Firm determines that an Underpayment has been made, such Underpayment shall be promptly paid by the Company to the Executive, together with interest at the applicable federal rate provided for in Section 7872(f)(2)(B) of the Code.

      5. Term. The term of this Agreement shall commence on the date hereof and shall continue in effect until December 31, 1999 and shall automatically be extended for one additional year on that date and on each December 31 thereafter unless the Company, Transgas or the Executive shall give at least 90 days prior written notice that this Agreement shall not be extended. Notwithstanding the foregoing, this Agreement shall continue in effect for the period specified in paragraph 3 hereof if a change in control of the Company shall have occurred during such term. The respective obligations of and benefits to the Company, Transgas and the Executive as provided in paragraphs 3, 4, 6 and 7 hereof shall survive termination of this Agreement.

      6. Disclosure of Information. The Executive agrees to receive confidential and proprietary information of the Company or Transgas in confidence, and not to disclose such information to others, except pursuant to the performance of his duties for the Company or Transgas, unless and until such information has become public knowledge or has come into the possession of such others by legal and equitable means.

      7. Fees and Expenses. The Company shall pay all legal fees and related expenses incurred by the Executive as a result of his seeking to obtain or enforce any right or benefit provided by this Agreement following a change in control of the Company.

      8.   Miscellaneous.

           (a) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Company and Transgas, its successors and assigns and the Executive, his successors, personal representatives and heirs, and shall not be assignable by the Executive except with respect to any payments or benefits hereunder. In the event that the Company is consolidated or merged with or into any other corporation, the term "Company" as used herein shall mean such other corporation, and this Agreement shall continue in full force and effect.

           (b) Amendment; Waiver. This Agreement may not be modified or amended in any manner except by an instrument in writing signed by the parties hereto. The waiver by either party of compliance with any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party or a provision of that Agreement.

           (c) Notices. All notices hereunder shall be sufficient if given in writing sent by registered or certified mail, addressed as follows:

                To the Company:

                     Colonial Gas Company
                     40 Market Street
                     Lowell, Massachusetts 01852
                     Attention: President

                To Transgas:

                     Transgas Inc.
                     c/o Colonial Gas Company
                     40 Market Street
                     Lowell, MA  01852
                     Attention: V. P. Human Resources

                To the Executive:

                     Victor W. Baur
                     137 Lexington Road
                     Dracut, MA  01826

           (d) Heading.  The headings of paragraphs  herein are included  solely
for   convenience   of   reference   and  shall  not   control  the  meaning  of
interpretations of any of the provisions of this Agreement.

           (e) Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

           (f) Applicable Law. This Agreement shall be governed by the laws of Massachusetts.

           (g) Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.

      IN WITNESS WHEREOF, the Company and Transgas have each caused this Agreement to be executed by its duly authorized officer and the Executive has executed this Agreement as of the date first written above.

COLONIAL GAS COMPANY                TRANSGAS INC.


By:__________________________       By:___________________________



                                    By:__________________________
                                          Victor W. Baur


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                                                          Exhibit A

                 SUPPLEMENTAL PENSION ARRANGEMENT

Supplemental Executive Retirement Plan.